================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             PLANAR SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       [LOGO OF PLANAR (R) APPEARS HERE]


                            1400 N.W. COMPTON DRIVE
                              BEAVERTON, OR 97006
                                (503) 690-1100

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 4, 1999

                               ----------------

To the Shareholders of
Planar Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Planar Systems, Inc. (the "Company") will be held on Thursday, February 4, 1999, at 3:00 p.m., local time, at 1600 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

  1. ELECTION OF DIRECTORS. To elect three directors, two for a three-year term and one for a one-year term;

  2. RATIFICATION OF APPOINTMENT OF AUDITORS. To ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 24, 1999; and

  3. OTHER BUSINESS. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors of the Company has fixed the close of business on December 10, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                       By Order of the Board,

                                       /s/ James M. Hurd
                                       James M. Hurd
                                       President and Chief Executive
                                       Officer

Beaverton, Oregon
December 30, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PLANAR SYSTEMS, INC.
                            1400 N.W. COMPTON DRIVE
                              BEAVERTON, OR 97006
                                (503) 690-1100
                                   --------
                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 4, 1999
                                   --------

                                 INTRODUCTION

GENERAL

  This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation ("Planar" or the "Company"), as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") from holders of the outstanding shares of Planar common stock, no par value (the "Common Stock"), for use at the Company's Annual Meeting of Shareholders to be held at 3:00 p.m. on February 4, 1999, and at any adjournments or postponements thereof, (the "Annual Meeting"). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, ratify the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 24, 1999, and transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about December 30, 1998.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  The Board of Directors has fixed the close of business on December 10, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,486 beneficial holders of the 10,669,956 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

  If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 24, 1999. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

  Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, three directors will be elected: two for a three-year term and one for a one-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

  Under the Company's articles of incorporation and bylaws, the directors are divided into three classes composed of two directors each. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. E. Kay Stepp was elected to the Board of Directors in 1998 to fill a vacancy created by the resignation of one of the Company's directors, and has been nominated for election at the Annual Meeting in the class of directors in which such director served. There is no cumulative voting for election of directors.

  INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS. The following table sets forth the names of the Board of Directors' nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person's age at December 10, 1998, principal occupation or employment during at least the past five years, the periods during which he has served as a director of Planar and positions currently held with Planar.

                                                    EXPIRATION OF
                             DIRECTOR EXPIRATION OF TERM FOR WHICH       POSITION HELD
                         AGE  SINCE   CURRENT TERM    NOMINATED           WITH PLANAR
                         --- -------- ------------- -------------- --------------------------
NOMINEES:
 E. Kay Stepp...........  53   1998       1999           2000      Director
 Gregory H. Turnbull....  60   1986       1999           2002      Director
 Steven E. Wynne........  46   1996       1999           2002      Director

CONTINUING DIRECTORS:
 James M. Hurd..........  50   1983       2000            --       President, Chief Executive
                                                                   Officer and Director
 William D. Walker......  68   1983       2001            --       Chairman of the Board
 Heinrich Stenger.......  57   1997       2001            --       Director

  E. KAY STEPP. Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp formed and now operates Executive Solutions, Inc., a consulting firm which provides consulting services to senior executives and Boards of Directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company ("PGE"), a Portland, Oregon, investor owned utilities company. From 1978 to 1989 Ms. Stepp held various other positions at PGE including President of the Energy Service Division, Vice President of Marketing and Operations and Vice President of Human Resources and Administration. Ms. Stepp is Chairman of the Board of Directors of Gardenburger, Inc. and serves on the Board of Directors of Franklin Covey Company. Ms. Stepp also serves on the Boards of Directors of several private companies, including Standard Insurance Company, Bank of the Northwest and Working Assets. She is a former director of the Federal Reserve Bank of San Francisco.

  GREGORY H. TURNBULL. Mr. Turnbull has served as a Director of the Company since 1986. He currently is self-employed as a consultant to certain small businesses and is a Special Limited Partner of Cable & Howse Ventures, a venture capital firm. Mr. Turnbull served as a managing director of Kemper Securities from June 1992 to April 1993. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of Advanced Polymer Systems, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

  STEVEN E. WYNNE. Mr. Wynne has served as a Director of the Company since 1996. He has served as President and Chief Executive Officer of addias America since 1995. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Protocol Systems, Inc.

  JAMES M. HURD. Mr. Hurd, co-founder of the Company, has served as President and a Director of the Company since inception and has served as Chief Executive Officer since December 1988. Prior to co-founding Planar, Mr. Hurd held a wide variety of positions at Tektronix as a scientist and manager. Mr. Hurd received an undergraduate degree in physics from Lewis & Clark College. Mr. Hurd also serves on the Board of Directors of Integrated Measurement Systems, Inc.

  WILLIAM D. WALKER. Mr. Walker has served as a Director of the Company since inception and has served as Chairman of the Board since December 1988. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker also serves as Vice-Chairman of the Board of Directors of Tektronix. Mr. Walker received an electrical engineering degree from the University of Missouri.

  HEINRICH STENGER. Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Managing Director of EPP, Electronic Production Partners GmbH located in Munish, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

  BOARD OF DIRECTORS COMMITTEES AND NOMINATIONS BY SHAREHOLDERS. The Board of Directors acted as a nominating committee for selecting nominees for election as directors at the Annual Meeting. The Company's bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company's Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company's bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

  The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 25, 1998, conducted two meetings. The members of the Audit Committee currently are Messrs. Wynne and Stenger. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary, and such other matters referred to the Committee. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation and establishes executive compensation levels and also administers the Company's stock option plans. During the fiscal year ended September 25, 1998, the Compensation Committee held four meetings. The members of the Compensation Committee currently are Messrs. Turnbull and Walker. In November 1998, the Board of Directors appointed a Committee on Directors, which will be responsible for performing the Board's annual self evaluation, locating potential candidates to fill Board vacancies and selecting the nominees to stand for election at each annual meeting of shareholders. The members of the Committee on Directors currently are Ms. Stepp and Mr. Walker.

  During fiscal year 1998 the Company's Board of Directors held 4 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the period that he served.

  See "Management--Executive Compensation" for certain information regarding compensation of directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR. If a quorum is present, the Company's bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                                  MANAGEMENT

EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the executive officers of the Company.

    NAME                                AGE              POSITION
    ----                                ---              --------

 James M. Hurd.........................  50   President, Chief Executive Officer
                                              and Director
 Christopher N. King...................  53   Executive Vice President, Chief
                                              Technical Officer and Secretary
 Eric Apfelbach........................  37   Vice President
 Douglas K. Barnes.....................  40   Vice President
 E. L. Herman..........................  53   Vice President
 Charles P. Hoke.......................  56   Vice President
 Thomas Kingsley.......................  45   Vice President
 Carolyn McKnight......................  50   Vice President
 Richard Prins.........................  53   Vice President
 Jack Raiton...........................  54   Vice President, Chief Financial
                                              Officer Treasurer, and Assistant
                                              Secretary

  Information concerning the principal occupation of Mr. Hurd is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

  CHRISTOPHER N. KING. Dr. King, co-founder of the Company, has served as Executive Vice President and Secretary of the Company since 1983 and Chief Technical Officer since 1990. Dr. King served as Director of the Company from 1983 to 1990. Prior to co-founding Planar, Dr. King started the electroluminescent development program at Tektronix in 1976. Dr. King received a BS in physics from the University of California, Davis and a Ph.D. in applied physics from Stanford University.

  ERIC APFELBACH. Mr. Apfelbach has served as Vice President of Global Sales since July 1998. From March 1998 to July 1998, he served as Vice President of the Company and general manager of the Company's Liquid Crystal Display (LCD) operations. Mr. Apfelbach joined the Company in September 1997 in connection with the Company's acquisition of Standish Industries, Inc., where he had served as Vice President of Operations since 1995. Previously, Mr. Apfelbach worked as a process engineer in the semiconductor industry. He received his bachelor's degree in chemical engineering from the University of Wisconsin.

  DOUGLAS K. BARNES. Mr. Barnes has served as Vice President of Global Manufacturing since July 1998. Mr. Barnes was elected Vice President of the Company in November 1997 and served as general manager of the Company's electroluminescent (EL) display operations in North America from August 1997. Since 1986, Mr. Barnes has held various positions with the Company including Director of Engineering, Quality and Manufacturing. Mr. Barnes received a B.S. in Industrial Engineering from Stanford University.

  E. L. HERMAN. Mr. Herman has served as Vice President of the Company and general manager of Planar Advance, Inc., a wholly-owned subsidiary of the Company, since August 1994, when Planar Advance acquired the avionics display business of Tektronix, Inc. Prior to joining the Company, Mr. Herman served as General Manager of the avionics display business of Tektronix, Inc. since 1992, and served as President of Tektronix Federal Systems, Inc. since 1987. Mr. Herman received a B.A. in Mathematics from Kent State University and an M.B.A. from the University of Oregon.

  CHARLES P. HOKE. Mr. Hoke has served as Vice President of the Company and general manager of the Company's Display Components business unit since November of 1997. Mr. Hoke had served as general manager of the Company's LCD operations since September 1997, when the Company acquired Standish Industries, Inc. Prior to joining the Company, Mr. Hoke served as President and Chief Executive Officer of Standish Industries, Inc. since 1988. Mr. Hoke received a B.S. in Economics from the University of Wisconsin and an M.B.A. from Marquette University.

  THOMAS KINGSLEY. Mr. Kingsley has served as Vice President of the Company since August 1998. He joined the Company's Display Components business unit to oversee Global Marketing & Product Development. From December 1997 to August 1998 Mr. Kingsley was Senior Director of Corporate Development and Strategic Marketing at Sharp Electronics Corporation--North America. Mr. Kingsley joined Sharp Electronics in 1984, where he established its Northwest ASIC Service business and served in a variety of positions. He has over twenty years experience in the electronics industry in technical, sales and marketing positions, with such companies as Xilinx, Gatefield, NeoCAD, Inc. and Hamiton/Avnet Electronics. Mr. Kingsley received his B.S. in Engineering from UCLA.

  CAROLYN MCKNIGHT. Ms. McKnight has served as a Vice President of the Company since March 1998. Prior to joining Planar she was an independent organizational development consultant from 1994 to 1998, and previously International Human Resources Director for Tektronix, Inc. Ms. McKnight received her bachelor's degree from Tennessee Temple University and is currently enrolled as a master's/doctoral candidate at Pacifica Graduate Institute.

  RICHARD PRINS. Mr. Prins has served as general manager of the Planar Display Solutions business unit since February of 1998 and as a Vice President of the Company since June of 1998. Prior to joining the Company, he was chief executive officer of MicroPure, a company that produces ultra cleaning technology for the semiconductor industry, from March 1997 to February 1998. From March 1992 to March 1997, Mr. Prins served as President of Synektron, Inc., a brushless DC motor and motion control company. Mr. Prins received a bachelor's degree from Reed College and a master's degree in industrial administration from Carnegie Mellon University.

  JACK RAITON. Mr. Raiton has served as Vice President and Chief Financial Officer of the Company since April 1996. Mr. Raiton served as Chief Financial Officer of Smith's Home Furnishing from January 1995 to November 1995. Prior to this, Mr. Raiton served in various positions with Tektronix in the finance area leaving as Corporate Controller. Mr. Raiton received a B.S. in Mathematics from Oregon State University and an M.B.A. from the University of Washington.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "named executive officers") for the fiscal years ended September 25, 1998, September 26, 1997 and September 27, 1996.

                                                         LONG-TERM COMPENSATION
                                                        -------------------------
                                                        SECURITIES
                                                        UNDERLYING
                               ANNUAL COMPENSATION        STOCK      LONG-TERM
                              -------------------------  OPTIONS   INCENTIVE PLAN    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY      BONUS    GRANTED     PAYOUTS(1)   COMPENSATION(2)
----------------------------  ---- --------    -------- ---------- -------------- ---------------
James M. Hurd............     1998 $250,577    $100,825   15,000      $115,000        $6,037
 President and Chief
  Executive                   1997  216,251      70,046   50,000           --          5,846
 Officer and Director         1996  208,471      15,349  110,000           --          4,143

Christopher N. King......     1998  140,423      37,744   25,000           --          5,837
 Executive Vice President
  and                         1997  127,226      22,287   24,000           --          6,040
 Chief Technical Officer      1996  121,069       4,186   27,000           --          3,738

Jack Raiton..............     1998  139,423      34,223   10,000       115,000         4,659
 Vice President and Chief     1997  126,262      25,471   23,000           --          6,225
 Financial Officer            1996   42,482(3)      --    30,000           --            192

E.L. Herman..............     1998  139,872      21,427   25,000           --          5,897
 Vice President               1997  130,451      13,500   23,000           --          5,733
                              1996  128,846      56,000    5,046           --            --

Charles P. Hoke..........     1998  170,117(4)   44,431   25,000           --            --
 Vice President

--------
(1) The amounts set forth under Long-Term Incentive Plan payouts represent the dollar value of shares of restricted stock granted during the fiscal year ended September 25, 1998. Such shares will vest in fiscal year 2001 based upon achievement of specified performance goals and, to the extent not then-vested, will vest on the tenth anniversary of the award. The value of these shares was calculated based upon the closing price of the Common Stock on September 24, 1998.
(2) The amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company's employees.
(3) Mr. Raiton joined the Company as Vice President and Chief Financial Officer in April 1996.
(4) Mr. Hoke joined the Company as Vice President in September 1997.

STOCK OPTIONS

  The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 25, 1998 under the Company's 1993 Stock Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                         NUMBER OF   PERCENT OF                        ANNUAL RATES OF STOCK
                         SECURITIES TOTAL OPTIONS                       PRICE APPRECIATION
                         UNDERLYING  GRANTED TO   EXERCISE              FOR OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN  PRICE PER EXPIRATION ----------------------
NAME                     GRANTED(1)  FISCAL 1998  SHARE(2)     DATE        5%        10%
----                     ---------- ------------- --------- ---------- ---------- -----------
James M. Hurd...........   15,000          4%      $11.50    9/24/08   $  108,484 $  274,921
Christopher N. King.....   25,000          6%       11.50    9/24/08      180,807    458,201
Jack Raiton.............   10,000          2%       11.50    9/24/08       72,323    183,280
E.L. Herman.............   25,000          6%       11.50    9/24/08      180,807    458,201
Charles P. Hoke.........   25,000          6%       11.50    9/24/08      180,807    458,201

--------
(1) Options granted in fiscal 1998 become exercisable starting 12 months after the grant date, with one quarter of the options exercisable at that time and with an additional 6.25% of such options becoming exercisable each quarter thereafter.
(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the last trading day prior to the date of the grant.
(3) The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company's estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.

OPTION EXERCISES AND HOLDINGS

  The following table provides information, with respect to the named executive officers, concerning unexercised stock options held as of September 25, 1998. There were no stock option exercises by named executive officers during the fiscal year ended September 25, 1998.

                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                OPTIONS AT FY-END            AT FY-END(1)
                            ------------------------- --------------------------
NAME                        EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
----                        ----------- ------------- ------------ -------------
James M. Hurd..............   130,697      95,003       $477,599      $42,189
Christopher N. King........    29,950      52,250         42,412        8,437
Jack Raiton................    20,125      42,875         10,937       14,062
E.L. Herman................    44,124      62,064         13,671       17,579
Charles P. Hoke............    10,000      35,000            --           --

--------
(1) Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

DIRECTOR COMPENSATION

  Nonemployee directors of the Company receive a $5,000 annual retainer plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting that is not in conjunction with a board meeting. Under certain circumstances, the nonemployee directors of the company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee members of the Board of Directors participate in the Company's 1993 Stock Option Plan for Nonemployee Directors (the "1993 Nonemployee Director Plan"), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director's annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors.

               COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE REPORT

  Under rules established by the Securities and Exchange Commission (the "SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

  The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

EXECUTIVE COMPENSATION COMPONENTS

  The key components of the Company's compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers' interests with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis and determines base salary and non-equity incentives for executive officers. The Committee approves all stock and stock option grants.

  BASE SALARY. Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Changes in base salaries to executive officers are based on an evaluation of each executive's performance, as well as the performance of the Company as a whole. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. The Compensation Committee believes that executive officer base salaries for 1998 were reasonable as compared to amounts paid by companies of similar size.

  PERFORMANCE INCENTIVE. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria, including earnings and return on investment measures. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer's compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for executive officers based on the Company's achievement of certain financial performance criteria. For fiscal 1998, annual bonuses equal to 15 percent to 40 percent of base salaries were paid to the named executive officers based on the Company's achievement of such predetermined earnings criteria.

  STOCK GRANTS AND OPTIONS. The Compensation Committee believes that equity participation is a key component of its executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer's actual and potential contribution to the Company's growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Consistent with the executive compensation policy and components described above, the Compensation Committee determined the salary, bonus and stock options received by James M. Hurd, Chief Executive Officer of the Company, for services rendered in fiscal 1997. Mr. Hurd received a base salary of $250,577 for 1998. He also earned a $100,825 bonus. Mr. Hurd earned the bonus based upon achieving particular financial performance goals specified in advance by the Compensation Committee. Mr. Hurd also received options to purchase 15,000 shares of the Company's Common Stock at the market price on the last trading day before the date of the grant, vesting over a four-year period, and a restricted stock grant of 10,000 shares which will vest in fiscal year 2001 based upon achievement of specified performance goals and, to the extent not then-vested, will vest on the tenth anniversary of the award.

COMPENSATION COMMITTEE:

Gregory H. Turnbull, Chairman
William D. Walker

                            STOCK PERFORMANCE GRAPH

  The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.


                  [PERFORMANCE GRAPH APPEARS HERE]

                            NASDAQ          SELF
                PLANAR    STOCK MARKET    DETERMINED
DATE            SYSTEMS  (US COMPANIES)   PEER GROUP
--------        -------   --------------  ----------
12/16/93         100           100            100
12/23/93         118           101             95
 3/25/94         155           104            114
 6/24/94         154            92            100
 9/30/94         204           102            161
12/30/94         329           101            153
 3/31/95         300           110            136
 6/30/95         318           126            150
 9/29/95         289           141            142
12/29/95         273           143            151
 3/29/96         182           149            131
 6/29/96         204           161             97
 9/27/96         146           168             77
12/27/96         171           176            101
 3/27/97         170           170             90
 6/27/97         143           196            118
 9/26/97         173           229            141
12/26/97         146           207            138
 3/27/98         180           250            116
 6/26/98         158           255            104
 9/25/98         159           241             71

  The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the NASDAQ Stock Market index is based upon the stock price or index on December 16, 1993, the date of the Company's initial public offering.

  The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows:
In Focus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company's Common Stock is not an indication of future performance. There can be no assurance that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such reports received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with for fiscal 1998.

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the ownership of the Common Stock as of December 10, 1998 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's nominees for election as director, (iv) each of the Company's named executive officers, and (v) all directors and executive officers as a group.

                                       SHARES OF COMMON STOCK PERCENT OF COMMON
NAME AND BUSINESS ADDRESS              BENEFICIALLY OWNED(1)  STOCK OUTSTANDING
-------------------------              ---------------------- -----------------
EQSF Advisers, Inc. (2)...............       1,254,350              11.8%
 M.J. Whitman Advisers, Inc.
 Martin J. Whitman
 767 Third Avenue
 New York, NY 10017
State of Wisconsin Investment
 Board (3)............................       1,053,600               9.9%
 P.O. Box 7842
 Madison, WI 53707
T. Rowe Price Associates, Inc. (4)....         865,300               8.1%
 100 E. Pratt Street
 Baltimore, MD 21202
Dimensional Fund Advisors, Inc. (5)...         722,100               6.8%
 1299 Ocean Avenue
 Santa Monica, CA 90401
Princeton Services, Inc. (6)..........         639,000               6.0%
 800 Scudders Mill Road
 Plainsboro, NJ 08536
James M. Hurd.........................         279,578               2.6%
Heinrich Stenger......................          10,384                *
E. Kay Stepp..........................             200                *
Gregory H. Turnbull...................          36,204                *
William D. Walker.....................          59,000                *
Steven E. Wynne.......................          27,500                *
E.L. Herman...........................          50,945                *
Christopher N. King (7)...............          92,450                *
Jack Raiton...........................          26,945                *
Charles P. Hoke.......................          95,088                *
Executive Officers and Directors as a
 group (15 persons)...................         713,202               6.4%

--------
 *  less than one percent

(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 10, 1998 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 10, 1998 is as follows: Mr. Hurd--145,074; Mr. Stenger--8,334; Ms. Stepp--0; Mr. Turnbull--31,000; Mr. Walker--39,000; Mr. Wynne--27,000; Mr. Herman-- 50,687; Mr. King--34,200; Mr. Raiton--25,312; Mr. Hoke--13,125 and all
    directors and officers as a group--407,237. The table does not include shares subject to options that will be granted to Messrs. Turnbull, Stenger, Walker and Wynne and Ms. Stepp under the 1993 Stock Option Plan for Nonemployee Directors immediately after the Annual Meeting.

(2) This information as to beneficial ownership is based on a Schedule 13G filed by EQSF Advisers, Inc. ("EQSF"), M.J. Whitman Advisers, Inc. ("MJWA") and Martin J. Whitman ("Whitman") with the Securities and Exchange Commission on May 26, 1998. The Schedule 13G states that (i) EQSF is the beneficial owner of 807,300 shares of Common Stock as to which it has sole voting and dispositive power; (ii) MJWA is the beneficial owner of 447,050 shares of Common Stock as to which it has sole voting and dispositive power; and (iii) Whitman is the controlling person of EQSF and MJWA, but disclaims beneficial ownership of the shares of Common Stock beneficially owned by such entities.

(3) This information as to beneficial ownership is based on a Schedule 13G filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on January 22, 1998. The Schedule 13G states that the State of Wisconsin Investment Board is the beneficial owner of 1,053,600 shares of Common Stock as to which it has sole voting and dispositive power.

(4) This information as to beneficial ownership is based on a Schedule 13G filed by the T. Rowe Price Associates with the Securities and Exchange Commission on February 10, 1998. The Schedule 13G states that T. Rowe Price Associates, Inc. is the beneficial owner of 865,300 shares of Common Stock, including 25,300 shares as to which it has sole voting and 865,300 shares as to which it has sole dispositive power.

(5) This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 10, 1998. The Schedule 13G states that Dimensional Fund Advisors, Inc. is the beneficial owner of 722,100 shares of Common Stock, including 484,500 shares as to which is has sole voting power and 722,100 shares as to which it has sole dispositive power.

(6) This information as to beneficial ownership is based on a Schedule 13G filed by Princeton Services, Inc. ("PSI"), Fund Asset Management, L.P., ("FAM") and Merrill Lynch Special Value Fund, Inc. ("Special Value") with the Securities and Exchange Commission on February 2, 1998. The Schedule 13G states that PSI, FAM and Special Value are the beneficial owners of 639,000 shares of Common Stock as to which each has shared voting and dispositive power.

(7) Excludes 58,250 shares of Common Stock beneficially owned by Mr. King's wife, as to which he disclaims beneficial ownership.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed KPMG Peat Marwick LLP to act as independent auditors for the Company for the fiscal year ending September 24, 1999, subject to ratification of such appointment by the Company's shareholders.

  Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG Peat Marwick LLP to audit the books and accounts of the Company for the fiscal year ending September 24, 1999. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 2000 annual meeting of shareholders must be received by the Company not later than September 1, 1999, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). In addition, the Company's bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 1999 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                             COST OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                            ADDITIONAL INFORMATION

  A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 25, 1998 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 25, 1998 with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Jack Raiton, Planar Systems, Inc., 1400 N.W. Compton Drive, Beaverton, Oregon 97006.

                                          By Order of the Board of Directors
                                          /s/ James M. Hurd
                                          James M. Hurd
                                          President and Chief Executive
                                          Officer

Beaverton, Oregon
December 30, 1998

                             PLANAR SYSTEMS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the "Company"), hereby appoints James M. Hurd and William D. Walker, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 3:00 p.m. on Thursday, February 4, 1999 at 1600 N.W. Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously given.

               (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                         Please mark
                                                         your votes   [X]
                                                         as indicated



       FOR the nominees                             WITHHOLD AUTHORITY
     listed below (except                            to vote for all
      as indicated below)                         nominees listed below
             [ ]                                           [ ]

1.   Election of directors.

     Gregory H. Turnbull and Steven E. Wynne, each for a three-year term and
     E. Kay Stepp for a one-year term.

     Instruction: To withhold authority to vote for any nominee write that nominee's name(s) in this space:

_______________________________________


                                         FOR    AGAINST    ABSTAIN
                                         [ ]      [ ]        [ ]

2. Ratification of appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 24, 1998.

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

     Please check this box if you plan to attend the Annual Meeting. [ ]

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.

If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

___________________________________________________
Typed or Printed name(s)

___________________________________________________
Authorized Signature

___________________________________________________
Title or authority, if applicable

___________________________________________________
Date


________________________________________________________________________________
                             FOLD AND DETACH HERE